UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):      December 22, 2005
AMALGAMATED TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-25007	65-0656268

(Commission File Number)	(IRS Employer Identification No.)

7970 South Kyrene Rd., Tempe, AZ	85284

(Address of Principal Executive Offices)	(Zip Code)
(480) 961-8800

(Registrant’s Telephone Number, Including Area Code)
153 East 53rd St., 48th Floor, New York, NY 10022

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement
Item 1.02 Termination of a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 5.01 Changes in Control of Registrant
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
Item 9.01 Financial Statements and Exhibits
SIGNATURE
Exhibit 3.1
Exhibit 10.1
Exhibit 10.2
Exhibit 10.3
Exhibit 10.9
Exhibit 10.11
Exhibit 10.12
Exhibit 10.13
Exhibit 10.14
Exhibit 10.15
Exhibit 10.16
Exhibit 99.1
Exhibit 99.2

Item 1.01 Entry Into a Material Definitive Agreement.
     On December 23, 2005, Amalgamated Technologies, Inc. (the “Company”) entered into a Contribution Agreement with ProLink Solutions, LLC, a Delaware limited liability company (“ProLink”), pursuant to which the Company acquired substantially all (approximately 98.0%) of the membership interests of ProLink through the contribution of such outstanding membership interests of ProLink by the members of ProLink to the Company. Pursuant to the provisions of the Contribution Agreement, the Company acquired ProLink and ProLink became an approximately 98.0% owned subsidiary of the Company. In consideration for the contribution of the membership interests, the Company issued an aggregate of 20,408,170 fully paid and non-assessable shares of its common stock, par value $0.0001 per share, to the members of ProLink in exchange for approximately 98.0% of the membership interests in ProLink, including the termination of all options and warrants to purchase membership interests in ProLink, except for: (i) certain options granted by ProLink to its management, which options will be exchanged for options to purchase up to 4,980,638 shares of the Company’s common stock at $0.08 per share; and (ii) certain warrants issued by ProLink, which warrants will be exchanged for warrants to purchase up to 1,336,468 shares of the Company’s common stock at $1.22 per share, all as more fully set forth in the Contribution Agreement. The 20,408,170 amount referred to above includes 483,750 shares of common stock that are anticipated to be issued in the first quarter of 2006 for the remaining approximately 2.0% membership interest of ProLink. Additional material terms of the Contribution Agreement are described in Item 2.01 below and incorporated herein by reference. A copy of the executed Contribution Agreement is being filed as Exhibit 10.1 to this report.
     In addition, on December 23, 2005, the Company’s Board of Directors adopted the 2005 Employee, Director and Consultant Stock Option Plan, pursuant to which directors, officers, employees and consultants may be issued options, restricted stock and stock appreciation rights. There are 10 million shares of common stock reserved for issuance under the plan. This plan will be administered by the full Board of Directors or a committee of directors as may be established by the Board of Directors in the future. In connection with the closing of the acquisition of ProLink, as described in Item 2.01 below, the Company, on December 23, 2005, pursuant to the Contribution Agreement, issued options to purchase up to 4,980,638 shares of the Company’s common stock from this plan at an exercise price of $0.08 per share to various members of management upon assumption by the Company of outstanding ProLink options.
Item 1.02 Termination of a Material Definitive Agreement.
     On December 23, 2005, as a result of the transactions described in this Current Report, the Management Agreement between an affiliate of Trinad (as defined below) and Amalgamated Technologies, Inc. (the “Company”) has terminated. The terms of the Management Agreement are incorporated by reference from the Current Report on Form 8-K as filed with the Securities and Exchange Commission on October 4, 2004. This agreement was amended and restated in April 2005 to provide for services to assist the Company with the identification of an acquisition or merger candidate. The term of the amended agreement was the lesser of 24 months or the closing of an acquisition of an operating company. The fee for these consulting services was $150,000, payable as follows: (1) $50,000 on execution of the amended agreement; (2) $50,000 on a letter of intent for an acquisition of an operating company; and (3) $50,000 upon closing of such acquisition. All of the foregoing amounts were paid prior to termination.

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On December 23, 2005, the Company, entered into a Contribution Agreement with ProLink, pursuant to which the Company acquired substantially all (approximately 98.0%) of the membership interests of ProLink through the contribution of such outstanding membership interests of ProLink by the members of ProLink to the Company. It is anticipated that the balance of the membership interests of ProLink not assigned to the Company at closing will be transferred to the Company in the first quarter of 2006. ProLink was formed in January 2004 as the result of a contribution of certain assets and assumption of selected liabilities of ProLink, Inc. and ParView, Inc. ProLink, Inc. was formed in 1993 as a technology development company to design, manufacture and sell electronic distance measurement and golf course management systems to golf course owners and operators. ParView was formed for the same purposes in 1995.
     As a result of such acquisition, ProLink became an approximately 98.0% owned subsidiary of the Company. In consideration for the contribution, the Company issued an aggregate of 20,408,170 fully paid and non-assessable shares of its common stock, par value $0.0001 per share, to the members of ProLink in exchange for approximately 98.0% of the membership interests in ProLink, including the termination of all options and warrants to purchase membership interests in ProLink, except for: (i) certain options granted by ProLink to its management, which options will be exchanged for options to purchase up to 4,980,638 shares of the Company’s common stock at $0.08 per share; and (ii) certain warrants issued by ProLink, which warrants will be exchanged for warrants to purchase up to 1,336,468 shares of the Company’s common stock at $1.22 per share, all as more fully set forth in the Contribution Agreement. The 20,408,170 amount referred to above includes 483,750 shares of common stock that are anticipated to be issued in the first quarter of 2006 for the remaining approximately 2.0% membership interest of ProLink.
     At the time of the acquisition, other than as described in (i) and (ii) below, there were no material relationships between the Company or any of its affiliates, any director or officer of the Company, or any associate of such director or officer, on the one hand, and ProLink or the members of ProLink, on the other. The following relationships exist: (i) Trinad Capital Master Fund, Ltd., or its affiliates, (“Trinad”), a stockholder of the Company and a member of Prolink, loaned money to ProLink on several occasions since September 2004, in the aggregate amount of approximately $1.47 million, which includes interest (the controlling persons of Trinad are Robert Ellin and Jay Wolf, who are also directors and the former officers of the Company); and (ii) of the $1.47 million, approximately $820,000 was converted to membership interests of ProLink which were then contributed to the Company in exchange for shares of the Company at closing, leaving approximately $650,000 of notes outstanding which will continue to accrue interest. In the aggregate Trinad will receive 2,766,520 shares of common stock of the Company at closing pursuant to its ownership of membership interests in ProLink. In addition, the repayment date of the balance of $650,000, plus the accruing interest that was not converted was extended to the earlier of January 30, 2007 and the date that the Company completes a financing that results in gross proceeds to the Company of not less than $2.0 million.
     As disclosed in the Company’s prior public filings, Trinad is the holder of 100,000 shares of Series B Convertible Preferred Stock of the Company. At the closing of the transaction, Trinad irrevocably elected, pursuant to Section 5(c) of the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of the Company, to exercise its right to treat the Company’s transaction with ProLink as a liquidation, dissolution or winding up of the Company and to receive the cash payment with respect to such Series B Preferred Stock in the amount of $1,000,000, which amount was paid simultaneously with the closing of the transaction.

FORWARD—LOOKING STATEMENTS
     Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve risks and uncertainties, including, among other things, statements regarding our business strategy, future revenues, and anticipated costs and expenses. Such forward-looking statements include, among others, those statements including the words “expects,” “anticipates,” “intends,” “believes” and similar language. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section “Management’s Discussion and Analysis or Plan of Operation.” You should carefully review the risks described in other documents we file from time to time with the Securities and Exchange Commission. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this report. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this document.
     The following information relates to the business, operations and financial condition of ProLink, including from a historical perspective, and, as applicable, on a going forward basis, as a wholly-owned subsidiary of the Company.
Description of Business.
     ProLink was formed in January 2004 when investors contributed $4.6 million with two competitors, ProLink, Inc. and ParView, Inc. contributing assets to ProLink and ProLink assuming certain selected liabilities in exchange for all of its membership interests. Both ProLink, Inc. and ParView, Inc. sold GPS systems and golf course management systems to golf courses. At the time of the formation of ProLink, ProLink either acquired the intellectual property of both predecessor companies outright or licensed that intellectual property on an exclusive basis in perpetuity and received all of the operating assets of both companies. Subsequently, ProLink also obtained the rights to certain lease residuals and all of the intellectual property from ProLink, Inc. An unaffiliated third party still retains a 2.85% interest in the net proceeds after expenses of the residual lease assets obtained from ProLink, Inc. At the end of all leases, ProLink has the right to purchase the used equipment for $1.00. This right is referred to as the lease residual interest.
     ProLink designs, manufactures and sells electronic distance measurement and course management systems to golf course owners and operators worldwide. ProLink’s systems utilize GPS satellites in order to provide accurate yardage information for golfers and course management functionality to the golf course manager. ProLink also provides software support and maintenance services for the systems that it sells. ProLink is focused on continual software engineering improvements of its products in order to provide a state of the art, comprehensive turnkey golf course integrated information management system and solution, emphasizing enhancement of the game and providing a platform technology that links directly to the golfing public.
     The market is currently estimated to include 43,000 golf courses globally with 16,800 of those in the United States. ProLink estimates that 9,500 of the domestic courses fit the current GPS market profile, translating into a $2.0 billion opportunity in the United States alone. ProLink estimates that the worldwide opportunity exceeds $4.0 billion. The growth rate of GPS system installations at golf courses has been increasing over recent years. Over time, ProLink believes that the target profile will expand as GPS systems gain wider acceptance and usage resulting in more demand from the consumer and, as older systems are returned to ProLink at the end of current leases and reoffered at slightly reduced pricing, the target markets will expand therefore creating wider market acceptance at courses worldwide.

     Each system is composed of a base station located in a golf course’s pro shop (consisting of an antenna, base radio and computer hardware), a video display unit, or VDU, on each golf cart on the course and associated mounting hardware for the VDU consisting of either mounting brackets or a purpose-built roof for the golf cart depending on the product. ProLink currently sells two lines of products, ParView ® and ProLink ® and there are two sizes of VDU’s within the ProLink product line, 7” and 10”. Both lines are similar in their presentation of information to the golfer and the golf course but are sold at differing price points creating a complete portfolio of offerings for its different target customers.
     Advertising Opportunities. ProLink has communication potential for advertisers to reach golfers. As a continuous visual reference point utilized during the entire four and a half hour period that an 18-hole round typically takes to play, the cart display provides an opportunity to deliver non-obtrusive advertising messages through an interactive media tool. With little other outside distraction other than the golf game itself, advertisers are able to maximize their exposure in an otherwise private environment. Each advertisement stays in front of the golfer for a period of five to 14 minutes at a time providing unmatched “stickiness”.
     ProLink’s systems are the only true international network with installations around the globe providing advertisers the opportunity to deliver their message in a series of advertisements during a round of golf. The extremely attractive golf demographic is generally not accessible to the advertiser on a direct basis. Late in 2005, ProLink achieved what it believes is a critical mass of installed base in order to launch a successful national program for advertisers. ProLink recently completed a beta test of its first national advertising program with a domestic car manufacturer and was placed on five holes for three months on 110 golf courses. An independent research firm analysis of the results determined that the program had a great attraction for the advertiser including high brand recognition. Although Prolink is active in soliciting new national advertisers, it still considers this an emerging market and a new advertising medium and believes that broad acceptance as a viable advertising alternative will develop with time.
     During the display design process, ProLink reserves specific areas of the display to help create an inventory of logical locations that can be sold to advertisers on a local, regional and national basis, allowing advertisers the ability to target their specific audience. Advertising is purchased on a hole-by-hole basis, and may be constructed to evoke a response that can trigger direct communication with the golfer, a merchandise coupon or an instant nationwide demographic inquiry. To maximize this media opportunity, ProLink has established a strategic relationship with experienced media representatives that assist in the placement of advertisers on the network. With limited incremental infrastructure cost to ProLink’s network, the revenue and the profit potential of advertising could exceed the net proceeds provided by the sale of course management systems and could provide an ongoing and separate revenue stream. To date, ProLink has received no substantial financial benefits from the advertising program. However, the advertising program is designed to augment course revenue for ProLink golf course partners based on the number of rounds delivered. Thus, a viable advertising program benefits ProLink’s sales cycle and further reduces sales resistance as the net cost of a system to the golf course customers is reduced.
     Service and Maintenance. ProLink currently has over 45,000 units in operation around the world on 700 golf courses. It provides service and maintenance to its domestic customers directly through a centralized tier one and tier two Customer Support Call Center and a regional account structure with Regional Account Managers (RAMs) located strategically throughout the United States. The RAMs each manage a group of Regional Service Technicians (RSTs) who provide local golf course support including installation and training, scheduled preventative maintenance and repair, periodic retraining and onsite emergency service. All golf course service requests are initiated through ProLink’s Customer Support Center and electronically managed and tracked from initiation through closure.

     Further, ProLink has assembled multiple systems and tools for training, installing and monitoring all generations of its course management systems. A web-based framework, including its Rapid Server course accounting and maintenance system, Softfront customer resource database (called Alice™) and several internal ProLink “help” websites allow ProLink to constantly monitor all areas of ProLink systems remotely. Problems can be addressed proactively from detailed cart diagnostic and course management data that is gathered on a real-time basis. These systems have been designed to improve all segments of customer and equipment service by providing a preemptive awareness and an automated information repository resulting in minimal downtime of systems or individual units and the day-to-day simplification of otherwise complicated technology for ProLink’s customers. These capabilities have allowed ProLink to manage its consistently growing number of service contracts with increased effectiveness and efficiency.
     ProLink also administers a substantial portion of the systems financed through pay-for-play contracts (as described below) and fixed leases. ProLink receives all of the maintenance fees monthly on fixed leases. The maintenance fees on pay-for-play transactions accrue to the benefit of ProLink based upon the actual number of rounds played at each of the courses. However, ProLink has an agreement with a financial institution that requires certain maintenance fees on pay-for-play transactions to be held by the financial institution to fund a reserve until a maximum reserve amount has been accumulated. The maximum reserve amount is equal to the limited guaranty that ProLink has provided on pay-for-play transactions to the financial institution and has been fully reserved in its financial statements. All revenues generated from pay-for-play transactions in excess of debt service (the amount needed to repay the leasing company its capitalized cost plus a return) and maintenance and administration fees, are shared by ProLink and the financial institution. ProLink’s share in the excess revenues range from 50% to 90% depending upon the agreement with each financial institution. At the end of all leases, ProLink has the right to purchase the used equipment for $1.00. This right is referred to as the lease residual interest.
     Sales and Marketing. ProLink sells its systems directly to golf courses in the United States and Canada through a network of sales representatives located throughout the United States. It also sells through exclusive distributors in other parts of the world. Specifically, it has distributors in Europe, South Africa, Australia, Malaysia, Singapore, China, the Middle East and Japan who supply ProLink’s systems throughout their designated territory.
     ProLink sells its systems outright for cash or with irrevocable letters of credit to its international distributors and domestically either outright for cash or through one of two financing options, a fixed lease program (similar to leases on golf cars and turf equipment) or a variable finance program called “pay-for-play” provided through third party leasing companies. The pay-for-play program was instituted by ProLink, Inc. in 1997 to help golf course owners overcome the cost barrier for acquiring a GPS system and was specifically designed to reduce the financial burdens associated with normal leasing programs during periods when business fluctuates. Under the pay-for-play program, ProLink installs a system at no upfront cost to a course owner. In exchange, the course contractually agrees with a lender, for an average term of five years, to collect a fee from each golfer who plays a round. In some cases, the fee is refundable to the golfer after they have experienced the system for the first three holes and chosen not to continue using the system. Historically, the golfer acceptance rate has been in excess of 93%.

     ProLink has an ongoing contractual arrangement with E-Z-Go, the world’s largest golf car manufacturer and distributor, for the sale and marketing of ProLink systems. This agreement allows ProLink access to E-Z-Go’s distribution network and direct sales force, providing brand recognition as well as an introduction to E-Z-Go’s 6,000 plus golf course customers through long-standing sales relationships. The agreement appoints E-Z-Go as ProLink’s exclusive, other than direct sales by ProLink, sales agent in specific territories and gives E-Z-Go the ability to provide service and technical support to all of ProLink’s golf course customers in the event that ProLink is unable to do so.
     Pursuant to the agreement, E-Z-Go arranges to have ProLink sell a ProLink system to a leasing company who enters into a third party lease with the golf course owners. ProLink receives the cost of the equipment, plus a standard markup, from the leasing company at the time of the sale. Should the sales proceeds from any of these transactions exceed the standard price, ProLink and E-Z-Go share in this excess. The agreements between the leasing company and the golf course owners can be in the form of a fixed lease or a pay-for-play arrangement. Under the terms of the pay for play arrangement, the monthly charges to the golf course owner is based upon the number of rounds that are played at the golf course. The payments received under pay-for-play arrangements are applied first to debt service, the amount necessary to amortize the leasing company’s purchase price of the system plus a stated interest rate, and then to administrative and maintenance fees. ProLink receives 90% of any revenue generated under the pay-for-play program, after payment of debt service to the lender and administrative and maintenance costs.
     A large percentage of ProLink’s sales have been financed under this arrangement through National City Capital Corporation, a wholly owned indirect subsidiary of National City Bank. Under the terms of the National City Capital Corporation program, the pay-for-play transactions are pooled and ProLink provides a limited guaranty of the performance of the pool. Further, any revenues received from pay-for-play transactions in excess of the debt service amount is held in escrow, up to an amount equal to ProLink’s limited guarantee.
     Competition. It is estimated that there are approximately 1,100 installed GPS systems at golf courses worldwide. Three major providers, ProLink, Uplink and GPS Industries, have placed these systems. ProLink, with 700 installed systems, is by far the largest entity in the market. ProLink estimates that Uplink has an installed base of approximately 150 courses and GPS Industries has approximately 40 installed courses. To the best of ProLink’s knowledge, UpLink has a sales and marketing relationship with Club Car similar to ProLink’s relationship with E-Z-Go.
     Customers. ProLink does not have any customers that account for 5% or more of its annual revenues. However, ProLink’s European distributor Elumina accounted for approximately 11.2% of its revenues during the first three quarters of 2005 and is expected to contribute a larger percentage portion of revenues going forward. Loss of Elumina as a distributor, for whatever reason, could have a material adverse impact on ProLink’s business. Also, several of ProLink’s customers are golf course management companies that have a number of courses under management. Loss of one of these multi-course management company customers may lead to the loss of future golf course customers because of loss of market credibility.

Intellectual Property. ProLink believes that it owns or has licensed all of the patents that it requires to operate its systems. Each of the below patents provides ProLink with the rights necessary to operate different parts of its systems. The loss of the rights to practice any one of the patents below would result in either the degradation of the functionality of ProLink’s systems or the inability to operate such systems at all. The table below contains a description of all of the patents that ProLink either owns or licenses:

Patent No. and
Issue Date	Short Title	Summary
Patent # 5,689,431 Issued 11/18/97	Golf Course Yardage and Information System Digital Mapping	Method for creating a digital map of a golf course including tee box, fairway, green, cup and selected features, using a position determining system to collect survey data points by traversing the perimeter of each hole and features relative to a pre-selected arbitrary reference point. Provides a realistic approximation of the entire course including essential details of each hole.

Patent # D394,637 Issued 05/26/98	Golf Cart Roof	Covers design of golf cart roof incorporating a monitor.

Patent # 5,878,369 Issued 03/02/99	Golf Course Yardage and Information Broadcast Transmission System	Broadcast transmission system for determining location of a multiplicity of dispersed vehicles/objects in transit, managing each of their respective dispositions, with a base station and plural remote stations associated with the objects while in transit.

Patent # 5,873,797 Issued 02/23/99	Remote Golf Ball Locator	Covers a method for indicating distance from a golf ball in play, rather than from a cart. The method includes displaying a depiction of the golf ball along a line running length of the hole from tee box to green and parallel to a side boundary of hole to approximate the lie of an actual golf ball in play and to display approximate distance from the ball rather than the cart.

Patent # 6,024,655 Issued 02/15/00	Map-Matching Golf Navigation System	Apparatus and method for calibrating a cart navigation system for a golf course position and yardage measurement system, using map matching.

Patent # 6,236,940 Issued 05/22/01	Roof Mounted Color Screen	Navigation System cover roof-mounted monitor including features of mounting on underside of cart roof for shading/ease of viewing in sunlight; graphical user interface for window display on monitor; screen canted back to reduce reflections; diffuse or black coating on underside of roof to reduce reflectivity; images displayed in color, with features on map of hole in distinctive colors for realistic display.

Patent # 6,236,360 Issued 05/22/01	Golf Course Yardage and Information System with Zone Detection	A player position determining and course management system for a golf course having a plurality of roving units for use by players playing the course.

Patent # 6,446,005 Issued 09/03/02	Magnetic Wheel Sensor for Vehicle Navigation System	A method of determining the precise location of golf carts on a golf course in real time as the carts are in use using a dead reckoning navigation (DNR) system for determining speed and direction.

Patent No. and
Issue Date	Short Title	Summary
Patent # 6,470,242 Issued 10/22/02	Expanded claims for patents D394,637 and 6,236,940	Display Monitor for Golf Cart Yardage and Information System. This patent has additional (broader) claims for the heads up display including means for improved viewing of the screen in sunlight.

Patent # 6,525,690 Issued 02/25/03	Expanded claims for patent 6,236,360	Golf Course Yardage and Information System with Zone Detection. This patent has additional (broader) claims for zone detection including golf course features other than the tee box and green.

Patent # 5,438,518 Issued 08/01/1995	Player Positioning and Distance Finding System	Portable distance tracking system for use by a player on a playing field. - Licensed from ParView in perpetuity on an exclusive basis

Patent # 5,873,797 Issued 02/23/1999	Remote Golf Ball Locator	Method for indicating distance from ball rather than from cart, to selected features of hole being played; and display on map on cart monitor.

Patent # 5,904,726 Issued 05/18/1999	Accelerometer-based Golf Distance Apparatus	(Portable distance tracking device w/accelerometers calculates distance to flag from a position on a hole of a golf course) - Licensed from ParView in perpetuity on an exclusive basis

Patent # 5,364,093 Issued 11/15/1994	Golf Distance Measuring System and Method	Differential GPS as applied to determining the approximate distance from a golf ball to a cup.
- Licensed from Optimal Golf Solutions, Inc. for the life of the patent including all related and derivative patents on a non-exclusive basis. This license is filed as an exhibit to this current report
     ProLink has entered into a license agreement with Optimal Golf Solutions, Inc. with respect to United States Patent # 5,364,093, Golf Distance Measuring System and Method. The license allows ProLink to utilize the patented technology for the life of the patent including all related and derivative patents on a non-exclusive basis. Payments made by ProLink under this agreement are paid on a monthly basis.
     ProLink has an exclusive licensing and distribution agreement with Elumina Iberica SA pursuant to which Elumina acts as an exclusive distributor in Europe and the Middle East of ProLink’s products and services. ProLink has other distribution agreements with various third parties, although presently, these agreements are not material.
     ProLink also owns trademarks on “ParView” and “ProLink”. ProLink is also in the process of applying for a trademark for “ProLink Solutions.”
     Two Way Communications. ProLink’s engineers have recognized the potential for maximizing the two-way communications capabilities that has been designed into its cart systems. Cart-to-clubhouse and clubhouse-to-ProLink communication has remained a key design element of its systems and includes the ability for on-screen advertisements and future streaming tickers such as news, sports or weather updates. The dedicated advertising locations built into the display can be programmed via data that is pushed from ProLink’s facilities to specific courses or to the entire global cart fleet remotely.

Governmental Approvals and Regulations; Environmental Laws. Each ProLink system requires an FCC license for the radios used in the system. ProLink applies for these licenses as each golf course is installed but the license is held by the course following grant. Radio frequency licensing procedures vary in international markets depending on location. ProLink works with its international distributors and golf course customers to determine licensing requirements and obtaining necessary permits in each specific locality.
     The only environmental laws that management believes impact ProLink in any way are European Union “green laws” that are not currently in effect but that will take effect in the near future. These laws require that companies recycle a certain percentage by weight of the materials in their products if the products meets certain specifications. ProLink has evaluated the regulations and its systems and has come to the conclusion that it is not likely that it will have to comply with these regulations. Further, even if ProLink did have to comply, it could achieve compliance with no substantial modifications to its existing systems or materially increased cost.
     Employees. ProLink sells its systems through its regional sales representatives in cooperation with E-Z-Go’s nationwide factory sales force.
     ProLink has recently increased its direct sales force to eleven people to be deployed on a regional basis across the country. ProLink hopes that these new hires will allow it to expand its regional presence and focus on regional opportunities to complement the E-Z-Go sales infrastructure, which is not solely focused on ProLink initiatives. In addition, ProLink feels that there are major cart and course product distributors outside of the E-Z-Go network that could be very strong partners given adequate factory attention. ProLink currently has 85 full-time employees. ProLink has not experienced any work stoppages and considers its relations with its employees to be good.
Risk Factors
For purposes of the discussion contained in the following Risk Factors, the use of “we”, “our” or “us” is meant to make reference to ProLink and its business as currently operated on a post-acquisition basis as a wholly-owned subsidiary of the Company, and the only operating business of the Company.
     We Depend On Licensed Technology From Third-Parties And Our Failure To Maintain These Licenses Would Adversely Affect Us.
We utilize a variety of technology in our business. In some situations, we do not own the patents or copyrights for the technology we utilize. Instead, we license or outsource most of the technology integral to our business from third parties, including Microsoft Corporation and Optimal Golf Solutions, Inc. Our commercial success will depend in part on our maintenance of these licenses and on this licensed technology not infringing on the propriety rights of others and not breaching other technology licenses that cover the technology we use in our business. It is uncertain whether any third-party patents will require us to utilize or develop alternative technology or to alter our business plan, obtain additional licenses, or cease activities that infringe on third-parties’ intellectual property rights. Our inability to maintain or acquire any third party licenses, or to integrate the related third-party products into our business plan, could result in delays in development unless and until equivalent products can be identified, licensed, and integrated. Existing or future licenses may not continue to be available to us on commercially reasonable terms. Litigation, which could result in substantial cost to us, may be necessary to enforce any patents licensed to us or to determine the scope and validity of third-party obligations.

We May Be Unable To Effectively Protect Or Retain Our Intellectual Property, Which Would Negatively Affect Our Ability To Compete.
We believe that the protection of our intellectual property rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the U.S. Many U.S. companies have encountered substantial infringement problems in foreign countries. We hold certain international patents. We cannot be certain that patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own. Patents we currently own are subject to continued debt payments on a note that provided for the purchase of the patents and we may lose the patent ownership if we default on future debt payments.
     Our Efforts To Enforce And Defend Our Intellectual Property May Cause Us To Become Involved In Costly And Lengthy Litigation, Which Could Seriously Harm Our Business.
In recent years, there has been significant litigation in the United States involving patents, trademarks and other intellectual property rights. We may become involved in litigation in the future to enforce and defend our intellectual property rights or to determine the scope and applicability of the proprietary rights of others. Legal proceedings could subject us to significant liability for damages or invalidate our intellectual property rights. Any litigation, regardless of its outcome, would likely be time consuming and expensive to resolve and would divert management’s time and attention. Any potential intellectual property litigation also could force us to take specific actions, including:
•	pay damages to the party claiming infringement;

•	cease selling our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property a license to sell or use the relevant technology or trademark, which license may not be available on reasonable terms, or at all; or

•	redesign those products that use infringing intellectual property or cease to use an infringing trademark.
ProLink was served notice that it has been named in a patent infringement claim filed by GPS Industries in the Patents County Court in London, England, alleging infringement of certain patents held by it. ProLink intends to vigorously defend itself against this action that it believes has no basis but we cannot assure you that ProLink will prevail. Further, it is likely that ProLink will incur significant legal costs during the pendency of this action.

We Rely On Technological Development And We Risk Possible Technological Obsolescence.
Our business is dependent upon utilization of changing technology. Our ability to adapt to evolving technologies, obtain new technology and maintain technological advantages will be important to our future success. As new technologies develop, one or more of the technologies we currently utilize or implement may become obsolete or competitive pressures may force us to implement such new technologies at substantial cost. There can be no assurance that we will be able to successfully utilize, or expend the financial resources necessary to acquire new technologies, or that others will not either achieve technological expertise comparable to or exceeding that of our Company or that others will not implement new technologies before us. In such cases, our business, financial condition and results of operations could be materially adversely affected.
     We Depend On Sole Source And Limited Source Suppliers For Certain Key Components, And If We Are Unable To Buy These Components On A Timely Basis, Our Inability To Deliver Our Products To Our Customers In A Timely Manner May Result In Reduced Revenue And Lost Sales.
At current sales levels we purchase several component parts from sole source and limited-source suppliers. As a result, if our suppliers receive excess demand for their products, we may receive a low-priority for order fulfillment as large-volume customers will receive priority. If we are delayed in acquiring components for our products, the manufacture and shipment of our products also will be delayed. Lead times for ordering materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms, the extensive production time required and current market demand for such components. Some of these delays may be substantial. If we underestimate our component requirements, we will have inadequate inventory, which will delay our manufacturing and render us unable to deliver products to customers on desired delivery dates. If we are unable to obtain a component from a supplier or if the price of a component has increased substantially, we may be required to manufacture the component internally, which will also result in delays. Manufacturing delays could negatively impact our ability to sell our products and could damage our customer relationships.
     Our fixed costs may lead to operating results below analyst or investor expectations if our revenues are below anticipated levels, which could adversely affect the market price of our common stock
A significant percentage of our expense, particularly personnel and facilities costs, are relatively fixed and based in part on anticipated revenue levels. Significant revenue shortfalls in any quarter may cause significant declines in operating results since we may be unable to reduce spending in a timely manner.
Quarterly operating results that are below expectation of public market analysts could adversely affect the market price of our common stock. Factors that could cause fluctuations in our operating results include the following:
•	Economic conditions, which may affect our customers’ and potential customers’ budgets for GPS technology expenditures;

•	The timing of orders and longer sales cycles;

•	The timing of GPS system implementations, which are highly dependent on customer discretion; and

•	The timing and market acceptance of new products or product enhancements by either us or our competitors.
Because of these and other factors, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful.

     A Significant Manufacturing Defect Could Adversely Affect Us.
We enter into Service Agreements with all of our golf course customers. If we were to experience a significant manufacturing defect, our costs of service would significantly increase, our service revenues would decline, and our reputation in the market would suffer.
     Any Acquisitions We Make Could Disrupt Our Business And Harm Our Financial Condition.
From time to time, as part of our corporate strategy, we may review opportunities to acquire other businesses or technologies that would complement our current products, expand the breadth of our markets or enhance our technical capabilities. As a company, we have no experience in making acquisitions. Acquisitions entail a number of risks that could materially and adversely affect our business, operating results and financial condition including:
•	problems integrating the acquired operations, technologies or products with our existing business and products;

•	potential disruption of our ongoing business and distraction of our management;

•	difficulties in retaining business relationships with suppliers and customers of the acquired companies;

•	difficulties in coordinating and integrating overall business strategies, sales and marketing, and research and development efforts;

•	the maintenance of corporate cultures, controls, procedures and policies;

•	risks associated with entering markets in which we lack prior experience;

•	the potential loss of key employees; and

•	unidentified issues not discovered in our due diligence process, including product quality issues and legal contingencies.
Should we issue our common stock or other equity related purchase rights as consideration in an acquisition, current stockholders’ percentage ownership and earnings per share may become diluted.
     Our Customers Have Significant Capital Requirements.
We have experienced and expect to continue to experience the substantial capital needs of our customers. Generally, financing is required by our domestic customers to fund the acquisition of our equipment. No assurances can be given as to the availability or terms of any such financing that may be required or that financing will continue to be available under third-party equipment leasing or rental financing facilities. In the event such capital resources are not available to our customers, our selling activities may be curtailed.
     We May Have Difficulty Managing Any Future Growth And The Related Demands On Our Resources And May Have Difficulty In Achieving Future Growth.
We expect to experience rapid growth through market penetration and expansion in the foreseeable future. Any future growth may place a significant strain on our financial, technical, operational and administrative resources. Our ability to grow will depend upon a number of factors, including our ability to identify and acquire new sales and marketing personnel, our ability to continue to retain and attract skilled technical personnel, the success of our technology and access to capital. There can be no assurance that we will be successful in achieving growth or any other aspect of our business strategy.

     Our mix of products and services could have a significant effect on our financial condition, results of operations and the market price of our common stock
The gross margins for our products and services can vary considerably. Advertising revenue and sales of new products generally yield higher gross margins than the sale of pre-owned product and service. If the mix of our products and services in any given period does not match our expectations, our results of operations and the market price of our common stock could be significantly affected.
     We face risks associated with our international operations that could harm our financial condition and results of operations
A growing percentage or our revenues have been generated by our international operations, and our future growth rates and success are in part dependent on our continued growth and success in international markets. We have relationships with distributors covering territories including UK, Spain and Europe as a whole, South Africa, Australia, Malaysia and China. Our results of operations and the market price of our common stock could be significantly affected by the performance and financial condition of our distributors. As is the case with most international operations, the success and profitability of these operations are subject to numerous risks and uncertainties that include, in addition to the risks our business as a whole faces, the following:
•	Difficulties and costs of staffing and managing foreign operations;

•	Differing regulatory and industry standards and certification requirements;

•	The complexities of foreign tax jurisdictions;

•	Reduced protection for intellectual property rights in some countries;

•	Currency exchange rate fluctuations; and

•	Import or export licensing requirements.
     Management Changes.
The success of our business has been and will continue to be highly dependent upon our executive officers. A number of our senior management personnel have joined us recently, including Lawrence Bain, our Chief Executive Officer, Charles “Chuck” Sherman, our Chief Operating Officer, Barry Sullivan, our Chief Financial Officer and Dave Gomez, our General Counsel. There can be no assurance that these individuals will remain with us and we do not currently have employment agreements in place with any of our senior management.
The loss of the services of any of our executive officers could have a materially adverse effect upon our business and development. Our continued growth also depends upon our ability to attract and retain additional skilled administrative, sales, and technical personnel. Competition for such persons is intense, and we may not be successful in recruiting and retaining such personnel.
     Concentration of stock ownership and control.
Mr. Steven Fisher, a member of our Board of Directors, directly or indirectly controls 7,435,573 shares, or approximately 24.2% of our currently outstanding Common Stock. In addition, Mr. Robert Ellin, a member of our Board of Director, directly or indirectly controls 6,314,927 shares, or approximately 20.5% of our currently outstanding Common Stock. As a result, Mr. Fisher and Mr. Ellin will possess significant influence over us. The share ownership and control may have the effect of impeding a merger, consolidation, takeover, or other business combination involving us, or discouraging, delaying, or preventing a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

     Implementation of new ERP system.
We recently purchased a new ERP system to better enable us to track multiple functions including accounting, service and maintenance and call center information. Any delay in the implementation or improper implementation may have an adverse impact on our result of operations. This system designed by Microsoft and Iteration2 will require significant resources to fully support the implementation of this system. All of our departments will have a major role in providing input to successful launch the project. This input will alter the focus of department heads and personnel during this phase and will cause disruption to the business if we fall behind our timelines. In addition, we plan on running dual systems for an undetermined amount of time that will cause redundant work and increase expenses during the transition. Furthermore, once we transition over to the new ERP system we will be fully reliant on it for all reporting functions, accounting, and accuracy to such reporting. Since it is a new system we cannot guarantee the stability of that system nor its accuracy.
     Competition.
We have two major competitors, UpLink Corporation and GPS Industries, Inc. If Uplink is able to leverage its relationship with Club Car successfully it may reduce the competitive edge that we may have had in the past through our relationship with E-Z-Go. Our inability to compete successfully would have a material adverse effect on our business, operating results and financial condition.
     General Economic Conditions.
As with any company, our success depends in part on general economic conditions, including consumer confidence, inflation, interest rates and the level of unemployment or any impact on general economic conditions caused by future terrorist activities. Future trends in economic conditions are impossible to predict. We cannot predict the long-term impact of these events on the economy or our company. Continuing negative impacts of these events or an unfavorable change in economic conditions could have a material adverse effect on our business, financial condition, and results of operation.
     The Company Does Not Intend To Pay Cash Dividends.
The Company has never paid cash dividends on its common stock and does not intend to do so in the foreseeable future.
     You Will Experience Future Dilution Upon The Exercise Of Outstanding Warrants And Options.
As of December 23, 2005, there are options granted or available to be granted to acquire 10,805,339 shares of the Company’s common stock, of which 4,980,638 options are outstanding. In addition, there are various warrants outstanding that have been previously issued to acquire 2,138,640 of the Company’s common stock. Exercise of such options or warrants will result in further dilution.
     Our common stock has very little trading volume and has experienced and may continue to undergo extreme market price and volume fluctuation.
Stock markets in general and the NASDAQ Stock Market in particular, have experience extreme price and volume fluctuations, particularly in recent years. Broad market fluctuations of this type may adversely affect the market price of our common stock. The stock prices for many companies the technology sector have experienced wide fluctuations that often have been unrelated to their operating performance. The market price of our common stock has experienced and may continue to undergo extreme fluctuations due to a variety of factors, including:
•	General and industry-specific business, economic and market conditions;

•	A small market float as a result of a large amount of our common stock held by our affiliates being subject to restrictions on resale pursuant to the federal securities laws;

•	Actual or anticipated fluctuations in operating results, including those arising as a result in any impairment of intangible assets;

•	Changes in or our failure to meet analysts’ estimates or expectations;

•	Public announcements concerning us, including announcements of litigation, our competitors or our industry;

•	Introduction of new products or services or announcements of significant contracts by us or our competitors;

•	Acquisitions, strategic partnership, joint ventures or capital commitments by us or our competitors;

•	Adverse development sin patent or other proprietary rights; and

•	Announcements of technological innovations by our competitors.
Management’s Discussion and Analysis of Financial Condition and Plan of Operation.
     The following discussion and analysis is of ProLink’s financial condition and results of operations for the nine months ended October 1, 2005 and for the period from January 22, 2004 (inception) through October 1, 2004 and should be read in conjunction with the “Selected Consolidated Financial Data” and the financial statements and notes thereto appearing elsewhere in this Form 8-K. As a result of the closing of the acquisition of ProLink by the Company, ProLink has become the wholly-owned subsidiary of the Company and the Company’s sole operating business.
Overview
     ProLink Solutions, LLC, or ProLink, was formed as of January 22, 2004 as the result of the contribution of assets and liabilities of a predecessor company, ProLink, Inc. and the contribution of certain assets and liabilities of a company ParView, Inc. Both companies developed and marketed electronic yardage and management information systems utilizing Global Positioning Satellites to golf courses, primarily in North America.
     ProLink currently develops and markets electronic yardage and management information systems, or PSL Systems or Systems, utilizing Global Positioning Satellites (GPS) to golf courses in North America, Europe, the Middle East, Japan, South Africa and Australia. While the PSL Systems provide accurate yardage information for golfers, their primary benefit is their course management functionality to the golf course. ProLink provides software support and maintenance services for all of its products.
     Substantially all of assets and operations of ProLink, and accordingly, the Company’s assets and operations, are located in Tempe, Arizona. International sales are made to companies in foreign countries who have executed a distribution agreement with ProLink except for Japan where ProLink sells directly to a publicly-held company that owns and operates golf courses.
     The market for GPS systems within the golf industry is extremely competitive with a limited number of potential customers. The typical golf course customer has been a high-end daily fee or resort course that is available to the public for play. Our results of operations are affected by local and national economic trends, weather to the extent that it affects golf courses, technology changes in the GPS industry and product development of our competitors, among other factors.

Revenue Sources
ProLink’s revenues are derived from multiple sources, and are reported under the following classifications:
System Sales. System sales revenue is derived from the sale of GPS systems. Revenue from the sale of systems in North America and Japan is generally recognized upon installation of the system and acceptance by the golf course customer. Sales to international distributors is generally recognized upon shipment from our contract manufacturer. Sales to international distributors are paid in full prior to shipment or are secured by an irrevocable letter of credit.
Service and Maintenance Revenue. Service and maintenance revenue are derived from service contracts with users of the GPS system and are recognized upon billing, typically on a monthly basis. Normal service and maintenance services are billed based upon a dollar amount per golf cart equipped with the GPS system. Service and maintenance provided outside of service contracts is billed and payable in advance of providing the service. For certain “pay-for-play” leases, service and maintenance revenue is billed and collected by the finance company and remitted to ProLink in accordance with the terms of an agreement between the finance company and ProLink.
Advertising. Advertising revenue is derived from selling advertising for display on the screens of the GPS system on the golf course pursuant to agreements that ProLink enters into with advertisers. Revenue is recognized as the advertising is delivered on the system.
Costs and Expenses
Cost of System Sales. The cost of system sales include the direct material cost of the hardware and related peripherals, direct and contract labor to install, the cost of shipping and freight, licensing and any duties or taxes.
Customer Support Service. Customer support service costs are largely fixed costs including salaries, benefits, travel and supply costs of our support team. These costs include the support center located in Tempe, Arizona as well as the costs of service technicians in the field. Service technicians provide support to the golf course in addition to providing labor for installation. When the technician performs installations their costs are allocated to the cost of system sales.
Selling, General and Administrative. Selling, general and administrative costs are comprised primarily of salaries, benefits and related costs for management and operations staff, legal, accounting and professional fees and facility and information technology costs.

Nine Months Ended October 1, 2005 Compared to the Period January 22, 2004 (Inception) through October 1, 2004
Revenue for the periods ended October 1, 2005 and 2004 are as follows:

					Increase (Decrease)
	2005		2004		Between Periods
		% of		% of	2005 to 2004
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change
System Sales	$9,068	82.42%	$8,576	84.68%	$492	5.74%

Service and other Revenue	$1,934	17.58%	$1,552	15.32%	$382	24.61%

Total Revenue	$11,002	100.00%	$10,128	100.00%	$874	8.63%
     The increase in revenue from system sales is due to an increase in volume of total units sold. The increase in system sales volume is primarily the result of our international sales volume. International sales volume for the period ended October 1, 2005 was $3.8 million and $0 for the period ended October 1, 2004. Some of ProLink’s System sales are financed by unrelated third party finance companies through a variable payment program called pay-for-play. In accordance with an agreement with these financial institutions a portion of the service revenues generated from these transactions are held in escrow until a certain reserve level has been accumulated. During the nine months ended October 1, 2005, ProLink has established reserves for these escrowed revenues of $1,332,986 and $ 1,082,202 during the same period for the prior year. The incremental change in these reserves is reflected as an increase or decrease in service and other revenue. For the period ended October 1, 2005 service revenue was negatively impacted by approximately $251,000 due to the increase in the reserve. Other revenue consists primarily of advertising and remarketing revenue from renewing expiring leases with golf course customers. The increase in other revenue is due primarily to an increase in remarketing revenue.
Costs of Revenue

					Increase (Decrease)
	2005		2004		Between Periods
		% of		% of	2005 to 2004
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change
System Sales	$9,068	100.00%	$8,576	100.00%	$492	5.74%

Total Cost of System Sales	$5,269	58.11%	$7,279	84.88%	($2,010)	-27.61%

Gross Profit on System Sales	$3,799	41.89%	$1,297	15.12%	$2,502	192.91%
     Cost of system sales includes the cost of materials, contract manufacturing charges, freight, installation costs including labor, license fees, taxes and customs fees. The cost of system sales as a percentage of revenues has declined materially in 2005 due to reductions in the cost of materials from vendors, reduction in the cost of finished inventory and more efficient installation processes as well as the resale of refurbished, pre-owned product.
     Gross profit increased as a percentage of revenue as a result of these manufacturing efficiencies as well as an increased gross margin realized from the sale of pre-owned product.

Operating Expenses

					Increase (Decrease)
	2005		2004		Between Periods
		% of		% of	2005 to 2004
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change

Customer support service	$2,260	20.54%	$1,849	18.26%	$411	22.23%
Selling, general and administrative	$4,360	39.63%	$6,979	68.91%	($2,619)	-37.53%

Total Operating Expenses	$6,620	60.17%	$8,828	87.16%	($2,208)	-25.01%
     Customer support service costs are largely fixed costs including salaries, benefits, travel and supply costs of our support team. These costs include the support center located in Tempe, Arizona as well as the costs of service technicians in the field. Service costs have increased reflecting management’s commitment to meet and exceed our customers’ expectations of product performance and to provide proactive support of our product lines as well as the increase in the number of golf course customers and total GPS units in the field. We expect service costs to continue to increase in 2006 but decline as a percentage of revenue in 2006.
     Sales and marketing costs consist primarily of salaries and related costs for sales and marketing personnel, sales commissions, travel, public relations, marketing materials and trade shows. Sales and marketing costs decreased primarily due to the turnover of direct sales personnel during the course of 2005. It is anticipated that sales and marketing expense will increase in 2006 but remain consistent or decrease as a percentage of revenue in 2006. General and administrative costs have declined from October 2004 to October 2005 reflecting the legal and other professional costs incurred to affect the combination of ProLink, Inc. and ParView, Inc. in 2004. In addition, ProLink incurred significant legal costs in connection with litigation more fully described in Note 8 to the notes to the financial statements. General and administrative costs are expected to increase in 2006 as ProLink adds management, accounting and finance personnel to meet the requirements of a publicly-held company but should decrease as a percentage of revenue.
Other Expense

					Increase (Decrease)
	2005		2004		Between Periods
		% of		% of	2005 to 2004
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change

Interest expense, net	$126	1.15%	$120	1.18%	$6	5.00%
Interest expense to related parties	$619	5.63%	$173	1.71%	$446	257.80%
Other expense, net	$57	0.52%	$64	0.63%	($7)	-10.94%

Total Other Expense	$802	7.29%	$357	3.52%	$439	122.97%

Total other expenses increased in 2005 over the same period in 2004 due to increased interest expense related to convertible debt added during 2005, as more fully described in Note 3 to our financial statements. Interest expense is expected to decline during 2006 as a result of the conversion of the debt into equity of the Company.
     January 22, 2004 (Inception) Through the Period Ended January 1, 2005 Compared to the Year Ended December 31, 2003 for ProLink, Inc. (Predecessor Company)

					Increase (Decrease)
	2004		2003		Between Periods
		% of		% of	2004 to 2003
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change

System Sales	$8,633	80.48%	$7,432	85.92%	$1,201	16.16%

Service and Other Revenue	$2,094	19.52%	$1,218	14.08%	$876	71.92%

Total Revenue	$10,727	100.00%	$8,650	100.00%	$2,077	24.01%
     The increase in revenue from system sales from 2003 to 2004 is due to an increase in volume of total units sold. The increase in system sales volume is primarily the result of increased domestic sales, in part as the result of the addition of the ParView product line at the beginning of 2004. Some of ProLink’s System sales are financed by unrelated third party finance companies through a variable payment program called pay-for-play. In accordance with an agreement with these financial institutions a portion of the service revenues generated from these transactions are held in escrow until a certain reserve level has been accumulated. During the period ended January 1, 2005, ProLink has established reserves for these escrowed revenues of $1,279,930 and $ 0 during the same period for the prior year. The incremental change in these reserves is reflected as an increase or decrease in service and other revenue. For the period ended January 1, 2005 service revenue was negatively impacted by approximately $1,191,000 due to the increase in the reserve. Other revenue consists primarily of advertising and remarketing revenue from renewing expiring leases with golf course customers. The increase in other revenue is due primarily to an increase in remarketing revenue.

					Increase (Decrease)
	2004		2003		Between Periods
		% of		% of	2004 to 2003
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change

System Sales	$8,633	100.00%	$7,432	100.00%	$1,201	16.16%

Total Cost of Revenue	$7,288	84.42%	$5,360	72.12%	$1,928	35.97%

Gross Profit on System Sales	$1,345	15.58%	$2,072	27.88%	$(727)	-35.09%

Cost of system sales includes the cost of materials, contract manufacturing charges, freight, installation costs including labor, license fees, taxes and customs fees. The cost of system sales as a percentage of revenues increased in 2004 due to inventory adjustments and the write off of obsolete product as well as inefficiencies experienced with integrating the ProLink and ParView product lines.
     Gross profit decreased in 2004 compared to 2003 as a result of the increased costs as noted.

					Increase (Decrease)
	2004		2003		Between Periods
		% of		% of	2004 to 2003
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change

Customer support service	$2,580	24.05%	$2,742	31.70%	($162)	-5.91%
Selling, general and administrative	$8,883	82.81%	$7,218	83.45%	$1,665	23.07%

Total Operating Expenses	$11,463	106.86%	$9,960	115.14%	$1,503	15.09%
     Customer support service costs are largely fixed costs including salaries, benefits, travel and supply costs of our support team. These costs include the support center located in Tempe, Arizona as well as the costs of service technicians in the field. Service costs decreased in 2004 over 2003 with the consolidation of facilities in Tempe, Arizona. This consolidation was part of an ongoing effort by management to develop an efficient and customer centered group to support our golf course customers.
     Sales and marketing costs consist primarily of salaries and related costs for sales and marketing personnel, sales commissions, travel, public relations, marketing materials and trade shows. General and administrative costs have increased from 2003 to 2004 reflecting the legal and other professional costs incurred to affect the combination of ProLink, Inc. and ParView, Inc. In addition, ProLink incurred significant legal costs in connection with litigation more fully described in Note 8 to the notes to the financial statements.

					Increase (Decrease)
	2004		2003		Between Periods
		% of		% of	2004 to 2003
	$000’s	Revenue	$000’s	Revenue	$000’s	% Change

Interest expense, net	$154	1.44%	$1,188	13.73%	($1,034)	-87.04%
Interest expense to related parties	$294	2.74%	$0	0.00%	$294	na
Gain on settlement of debt	$0		($4,816)	-55.68%	$4,816	-100.00%
Other expense	$251	2.34%	$0		$251	na

Total Other (Income) Expense	$699	6.52%	($3,628)	-41.94%	$4,327	-119.27%

Critical Accounting Policies and Significant Judgments and Estimates
     The discussion and analysis of the financial condition and results of operations of ProLink are based upon the financial statements of ProLink, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires estimation and judgment that affect the reported amounts of revenues, expenses, assets and liabilities. Estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management believes that several accounting policies are important to understanding ProLink’s historical and future performance. Management refers to such policies as “critical” because these specific areas generally require ProLink to make judgments and estimates about matters that are uncertain at the time we make the estimate, and different estimates which also would have been reasonable-could have been used. These critical accounting policies and estimates relate to revenue recognition, intangible assets and valuation reserves. These critical policies, and ProLink’s procedures related to these policies, are discussed below. In addition, refer to Note 1 to the accompanying notes to the financial statements for a discussion of all of our significant accounting policies.
Revenue Recognition
     ProLink derives its revenue from the sale of GPS systems, service and maintenance of those systems and the sale of advertising to be displayed on the GPS systems. In accordance with the provisions of SEC Staff Accounting Bulletin 101, “Revenue Recognition”, revenue is recognized when persuasive evidence of an arrangement exists, delivery and installation of the product, service or advertising has occurred, the amount is fixed and determinable, for system sales the customer has accepted the installation and collectibility is probable. For international sales collectibility is assured with the placement of an irrevocable letter of credit in favor of the Company or payment in full before shipment. A fully executed agreement is considered to be persuasive evidence of an arrangement. Delivery is considered to have occurred upon acceptance of the system installation by the golf course customer, or completion of the services rendered or the display of advertising material as per the advertising agreement. Collection is considered probable if internal credit analysis indicates that the customer will be able to pay amounts as they become due in accordance with agreements.
Intangible Assets
     Effective at inception, ProLink adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” (SFAS 142) relating to goodwill and intangible assets.
     ProLink performs periodic reviews of the carrying value of our intangible assets. These intangible assets consist of an acquired license for a particular patent. ProLink specifically considers whether any indicators of impairment are present, including:
•	Whether there has been a significant adverse change in the extent or manner in which an asset is used or its applicability to our business; and

•	Whether there is an expectation that the asset will be sold or disposed of before the end of its originally estimated useful life.

     If indicators of impairment are present, an estimate of the undiscounted cash flows that the specific asset is expected to generate must be made to insure that the carrying value of the asset can be recovered. These estimates involve significant subjectivity. At January 1, 2005, the net carrying value of ProLink’s intangible assets was $1,679,995. The acquired license for a particular patent is being amortized over the remaining life of the patent, which expires in 2011. There was no indication of additional impairment.
Valuation Allowances
     ProLink records an allowance for doubtful accounts receivable and an allowance for obsolete and slow moving inventory. The allowance for doubtful accounts receivable is based on the historical experience of write-offs and a detailed assessment of the aging of accounts, primarily for service revenue. In estimating the allowance, management considers the age of the accounts receivable, ProLink’s historical write-offs, and the credit worthiness of the customer, among other factors. Should any of these factors change, the estimates made by management could also change accordingly.
     Inventories are valued at the lower of cost (first-in, first-out method) or market by analyzing market conditions, current sales prices, inventory costs and inventory balances. ProLink evaluates inventory balances for excess quantities and obsolescence on a regular basis by analyzing backlog, estimating demand, inventory on hand, sales levels and other information including changes in GPS technology. ProLink writes down excess and obsolete inventory to the lower of cost or market based on the analysis.
Other Matters
     ProLink is involved in certain legal matters, which may result in additional future cash requirements. See the discussion of those matters in Note 8, “Commitments, Concentrations and Contingencies” in the notes to the financial statements.
     ProLink is subject to certain recent accounting pronouncements. See the discussion of these matters in Note 1, “Nature of Business and Summary of Significant Accounting Policies” in the notes to the financial statements.
Liquidity and Capital Resources
     ProLink financed its operations primarily from borrowings from outside investors and sales of its membership interests. At October 1, 2005, we had a net working capital deficit of $11.2 million, which included $265,540 in cash. At January 1, 2005, ProLink had a net working capital deficit of $10.5 million, which included $7,540 in cash. ProLink has not generated positive cash flow from operations since its inception. ProLink currently does not have lines of credit or borrowing arrangements with banks or other lending institutions to provide us with capital.
     ProLink has entered into a contribution agreement with the Company the result of which will provide ProLink in excess of $4.0 million in cash for operations and general corporate purposes. Subsequent to the closing of the transaction, ProLink, as a wholly-owned subsidiary of the Company, will evaluate the need to raise additional funds through the public market and will enter into negotiations to secure bank financing for working capital and general corporate purposes.

     In November 2005, ProLink entered into an agreement to purchase and implement a new management information system. The acquired system is a Microsoft product. The total cost of acquisition, implementation and training will be approximately $500,000. This acquisition has been financed by Microsoft Capital in a capital lease transaction.
     Please see Note 3 of the notes to the financial statements for details of outstanding long term debt at October 1, 2005.
     Please see Note 8 of the notes to the financial statements for a summary of future payments that ProLink is required to make under existing contractual obligations as of October 1, 2005.
     Off Balance Sheet Arrangements
     ProLink has not engaged in material off-balance sheet activities, including the use of structured finance, special purpose or variable interest entities; material trading activities in non-exchange traded commodity contracts; or transactions with persons or entities that benefit from the non-independent relationship with ProLink.
     Inflation
     Management believes inflation has not had a material effect on ProLink’s operations or on its financial condition. ProLink cannot be sure that its business will not be affected by inflation in the future.
Description of Property.
     Following the acquisition the headquarters of the Company will be those of ProLink. ProLink’s corporate headquarters are located at 7970 South Kyrene Road, Tempe, Arizona. The corporate headquarters consists of office, assembly and storage space for the GPS systems. The lease on this facility expires on December 31, 2005 and notice has been given that ProLink must vacate this facility by January 15, 2006.
     ProLink has entered into a new lease for approximately 47,500 square feet of mixed warehouse and office space to replace the existing corporate headquarters. ProLink’s new corporate headquarters will be located at 410 S. Benson Lane in Chandler, Arizona. Early occupancy has been granted on this building for transition purposes. ProLink will begin the move into the new facility immediately and expects to have such move completed by January 9, 2006. The lease on this new facility extends until June 30, 2008 and requires an average annual payment of approximately $420,000, exclusive of maintenance and certain other fees.

Security Ownership of Certain Beneficial Owners and Management.
     The following table provides certain information with respect to the beneficial ownership of the Company’s common stock known to the Company as of December 23, 2005, by (a) each person or entity known by the Company to be the beneficial owner of more than 5% of its common stock, (b) each of the Company’s directors following the acquisition of ProLink by the Company, (c) each of the Company’s executive officers following the acquisition of ProLink by the Company, and (d) all of the Company’s named directors and executive officers as a group following the acquisition of ProLink by the Company. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of common stock outstanding on December 23, 2005 and all shares of common stock issuable to the holder in the event of the exercise of outstanding options or warrants owned by that person which are exercisable within 60 days of December 23, 2005. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them, except to the extent such power may be shared with a spouse.
     As of December 23, 2005, there were 30,801,532 shares of the Company’s common stock outstanding, which amount includes 483,750 shares of common stock that are anticipated to be issued in the first quarter of 2006. For the purpose of this table, the common stock and the percentages indicated include the shares of common stock that were issued at the closing of the acquisition of ProLink.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Class
Trinad Capital Master Fund, Ltd.	4,560,955		14.8%
Trinad Management, LLC	1,753,972		5.6%
Robert Ellin	6,314,927	[1]	20.5%
Jay Wolf	6,314,927	[1]	20.5%
Barry I. Regenstein	100,000	[2]	*
William D. Fugazy, Jr.	1,370,257	[3]	4.3%
Steven Fisher	8,777,568	[4]	27.3%
Lawrence D. Bain	2,495,175	[5]	7.5%
Charles “Chuck” Sherman	1,172,003	[6]	3.7%
Barry Sullivan	75,000	[7]	*
Dave M. Gomez	25,000	[8]	*

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Class
Danny Lam	0	0
All Directors and Executive Officers as a Group (10 persons)	20,329,930	55.4%

*	Less than 1%

[1]	Consists of: (i) 4,560,955 shares of common stock held by Trinad Capital Master Fund, Ltd., and (ii) 1,753,972 shares of common stock held by Trinad Management LLC. Mr. Ellin is a managing member of Trinad Advisors GP, LLC that is the general partner of a principal stockholder of the Fund and a managing member of Trinad Management, LLC. Mr. Ellin disclaims beneficial ownership of the shares of common stock held by Trinad Capital Master Fund, Ltd and Trinad Management, LLC, except to the extent of his pecuniary interest. Mr. Wolf is also affiliated with these entities and disclaims beneficial ownership of these securities, except to the extent of his pecuniary interests.

[2]	Represents 100,000 shares of common stock underlying currently outstanding warrants.

[3]	Includes 1,117,283 shares of common stock underlying currently outstanding options.

[4]	Includes 668,234 shares of common stock underlying currently outstanding warrants. The securities indicated are held directly by Mr. Fisher and indirectly through FOC Financial LP, Seaside Retreat LLC and ProLink Inc., of which he is the general partner, trustee and chairman, respectively. Mr. Fisher disclaims beneficial ownership of these securities except to the extent of his pecuniary interest.

[5]	Includes 2,242,234 shares of common stock underlying currently outstanding options.

[6]	Includes 1,096,121 shares of common stock underlying currently outstanding options.

[7]	Represents 75,000 shares of common stock underlying currently outstanding options.

[8]	Represents 25,000 shares of common stock underlying currently outstanding options.

Directors, Executive Officers, Promoters and Control Persons.
     The following individuals and descriptions are for the directors and officers of the Company as they currently exist following the acquisition of ProLink by the Company. In addition, the identified current directors of the Company are also the directors for the Company’s wholly-owned subsidiary and sole operating entity, ProLink.
      Directors:
     William D. Fugazy, Jr., (Age 55 ), was appointed to the Board of Directors in connection with the acquisition of ProLink on December 23, 2005. He had previously served as a director and Chairman of the Board of ProLink from January 2004 until the acquisition. Mr. Fugazy is a principal of CRC Group, Inc., which is a financial advisory and real estate services firm. Mr. Fugazy previously served as Executive Vice-President of FiberNet Telecom, Inc. Mr. Fugazy is a former Chief Executive Officer of Summit Aviation Corporation an executive aviation firm and was former Regional President of Koll Real Estate Services, a company that provided real estate services throughout the United States and Internationally. Prior to joining Koll, Mr. Fugazy was President of Tishman Management and Leasing Services Corporation a national real estate services company that was sold to Koll in 1992. Prior to joining Tishman, Mr. Fugazy was Executive Vice President of Muller and Company, Inc. a national investment banking and securities brokerage operation. Mr. Fugazy was also a partner of the Beacon Hotel and Resort Corporation. Mr. Fugazy served on the Board of Directors of MTR Gaming Group, Inc. that owns and operates casinos in West Virginia and Las Vegas. Mr. Fugazy also served on the Audit Committee of MTR. Mr. Fugazy holds a B.S. Degree from Fordham University in New York.
     Steven Fisher, (Age 56), was appointed to the Board of Directors in connection with the acquisition of ProLink on December 23, 2005. He joined Space Data Corporation, a private Military missile and space contractor in 1972. Mr. Fisher became its president in 1975 and later, through a leveraged buyout, became its owner in 1985. Mr. Fisher grew Space Data from a $5 million dollar per year revenue, 50 man company in 1985 to a 300 man, $50 million dollar per year revenue company in 1988 when he merged the company with Orbital Sciences Corporation. By 1991, the Space Data Division of Orbital had grown under Mr. Fisher’s leadership, to a 600 man, $90 million in revenue division of Orbital Sciences when the company conducted its public offering. Mr. Fisher continued to serve as Vice President for the Space Data Division and member of the board of Orbital Sciences until his retirement in 1993. Mr. Fisher has been and continues to be an entrepreneur and owner of a number of and variety of small businesses including real estate developments over the past 15 years since his retirement from Orbital Sciences. Mr. Fisher also has served on the Board of Directors of Chandler Community Hospital, the Chandler Education Foundation, the University of Oklahoma’s Engineering College Board of Visitors, the Greater Phoenix Economic Development Counsel, and was a member of the Board of Directors of ProLink, Inc. since its inception and Chairman since 1998, a GPS golf company predecessor to ProLink Solutions. Mr. Fisher holds a BS in Aerospace Engineering from the University of Oklahoma.

     Lawrence D. Bain, (Age 55) was appointed the Company’s Chief Executive Officer and a director in connection with the acquisition of ProLink on December 23, 2005. He had been the President and CEO of ProLink since January 2004. Before joining ProLink, Mr. Bain was President and CEO of True North Advisors, LLC, a business advisory and consulting company. Prior to True North, he was a Managing Director of Stifel, Nicolaus & Company’s Corporate Finance Group. Prior to joining Stifel, Mr. Bain was a Managing Director at EVEREN Securities. He was previously a Managing Director at Dean Witter Morgan Stanley and EF Hutton & Company. Mr. Bain is a graduate of The Ohio State University, earning a B.S. in 1972. He has completed a Securities Industry Association Executive Program and is a Certified Investment Management Consultant by the Institute of Investment Management Consultants.
     Robert Ellin, (Age 40), has been the President and a member of the Board of Directors since 2004 and served as the Company’s Chief Financial Officer from 2004 until the acquisition of ProLink. Mr. Ellin is the co-founder of Trinad Capital, L.P., a hedge fund dedicated to investing in micro-cap companies. Prior to founding Trinad, he founded and became President of Atlantis Equities Inc., a private investment company. Founded in 1990, Atlantis has actively managed an investment portfolio of small capitalization public companies as well as select private company investments. Mr. Ellin frequently plays an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies, Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC: GRIN), Forward Industries, Inc. (OTC: FORD) and completed a leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and was the Manager of Retail Operations at Lombard Securities. Mr. Ellin currently sits on the board of Shells Seafood Restaurants (OTC:SHLLS), Command Security Corporation (OTC:CMMD.OB), eB2B Commerce, Inc. (OTC:EBTB) and U.S. Wireless Data Inc. (OTC:USWI). Mr. Ellin received a Bachelor of Arts from Pace University.
     Jay Wolf, (Age 33), has been a member of the Board of Directors since 2004 and was the Company’s Secretary until the acquisition of ProLink. Mr. Wolf has ten years of investment and operations experience in a broad range of industries. Mr. Wolf’s investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Mr. Wolf is the co-founder of Trinad Capital, L.P., a hedge fund dedicated to investing in micro-cap companies. Prior to founding Trinad, Mr. Wolf served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. Prior to that he worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and subsequently for Trillium Growth, the firm’s venture capital Fund. Mr. Wolf currently sits on the board of Shells Seafood Restaurants (OTC:SHLLS), eB2B Commerce, Inc. (OTC:EBTB) and U.S. Wireless Data Inc. (OTC:USWI). Mr. Wolf received a Bachelor of Arts from Dalhousie University.
     Barry I. Regenstein, (Age 49), has been a member of the Board of Directors since December 13, 2005. Mr. Regenstein is the Executive Vice President and Chief Operating Officer of Command Security Corporation. Trinad is a significant shareholder of Command Security Corporation and Mr. Regenstein has formerly served as a consultant for Trinad. Mr. Regenstein has over 25 years of experience with 21 years of such experience in the aviation services industry. Mr. Regenstein was formerly Senior Vice President and Chief Financial Officer of Globe Ground North America (previously Hudson General Corporation), and previously served as the Corporation’s Controller and as a Vice President. Prior to joining Hudson General Corporation in 1982, he had been with Coopers & Lybrand in Washington, D.C. since 1978. Mr. Regenstein currently sits on the board of U.S. Wireless Data Inc. (OTC:USWI). Mr. Regenstein is a Certified Public Accountant and received his Bachelor of Science in Accounting from the University of Maryland and an M.S. in Taxation from Long Island University.

Executive Officers:
     Lawrence D. Bain — Mr. Bain’s prior experience is disclosed above under Directors.
     Charles “Chuck” Sherman, (Age 51) was appointed the Company’s Chief Operating Officer in connection with the acquisition of ProLink on December 23, 2005. Mr. Sherman had served in the same position with ProLink since May 2004. He came to ProLink from a previous career in the Engineering and Construction industries. From 1999 to 2003, Mr. Sherman ran Comfort Systems USA, as Senior Vice President of their Business Solutions Group. He was responsible for creating a national engineering and project management organization for the $1B company. Mr. Sherman grew the BSG organization’s annual sales from ~$6M to a peak of ~$72M during a four year period. Prior to Comfort Systems, Mr. Sherman was president of ESS Engineering, Inc., a research engineering company focused on building energy efficiency. Mr. Sherman’s formal education is in Mechanical Engineering. He is a registered Professional Engineer in Arizona and California
     Barry A. Sullivan, (Age 46). Mr. Sullivan was appointed the Company’s Chief Financial Officer in connection with the acquisition of ProLink on December 23, 2005. Mr. Sullivan had served in the same position with ProLink since June 2005. Prior to joining ProLink, Mr. Sullivan was Vice President for Institutional Advancement at Endicott College in Beverly, MA. Mr. Sullivan was Chief Operating Officer and Chief Financial Officer of Gloucester Fish Exchange, Inc., from 1999 to 2004, during which time it was briefly a wholly owned subsidiary of GlobalFoodExchange.com. Mr. Sullivan was co-founder and partner in the accounting firm Sullivan & Drooks, which was sold to American Express Tax & Business Services, Inc. in 1997. He has held accounting and finance positions with Bolt, Beranek and Newman, PriceWaterhouseCoopers and Stavisky, Shapiro and Whyte, CPA’s. Mr. Sullivan is a Certified Public Accountant in the Commonwealth of Massachusetts. He earned his undergraduate degree from Merrimack College and an MBA from Endicott College.
     Dave M. Gomez, (Age 40). Mr. Gomez was appointed as Vice President, General Counsel and Corporate Secretary in connection with the acquisition of ProLink on December 23, 2005. He had served in the same positions with ProLink since September 2005. Mr. Gomez was formerly Senior Attorney at EaglePicher Incorporated from January 2004 until September 2005. From August 1996 to December 2003, he was a senior associate with the law firm of Quarles & Brady, Streich Lang, LLP in Phoenix, Arizona in their corporate and securities practice. Prior to his legal career, Mr. Gomez was a Senior Design Engineer with Loral-Vought Systems and Rockwell International Space Systems Division. Mr. Gomez holds a Bachelor’s degree in Aeronautical Engineering Technology from Arizona State University, an M.B.A. from Pepperdine University and a Juris Doctorate from The University of Texas School of Law.
     Danny Lam, (Age 47). Mr. Lam was appointed as President – Finance in connection with the Company’s acquisition of ProLink on December 23, 2005. Mr. Lam joined ProLink in September 2005 when he was named President of ProLink Capital (ProLink’s Company’s trade name for it’s equipment financing activities) in December 2005. Mr. Lam has nearly thirty years of experience in the commercial lending industry. Mr. Lam past experience includes President and Chief Executive Officer of Bell Atlantic Capital Corporation, the multi billion dollar financial services subsidiary of Bell Atlantic (Verizon); Senior Vice President of AT&T Small Business Lending Corp one of the nations largest small business lenders and President and General Manager of American Express Business Finance Corporation a subsidiary of American Express Corporation that provided commercial working capital and term loans. Mr. Lam received a Bachelor of Arts degree from Pace University.
     There are no family relationships among our directors or executive officers.

Board of Directors Committees
Audit Committee
The Company currently does not have an audit committee and, accordingly, does not have an audit committee financial expert. Now that an acquisition of an operating business has occurred, the Company intends to establish an audit committee with certain functions that is composed of independent members of our board of directors and, in connection therewith, intend to seek an audit committee financial expert. Currently, the full Board of Directors carries out the functions customarily undertaken by an audit committee.
Code of Ethics
The Company’s Code of Ethics is designed to ensure that the Company’s business is conducted in a legal and ethical manner. The Code covers all areas of professional conduct including compliance with laws and regulations, conflicts of interest, fair dealing among customers and suppliers, corporate opportunity, confidential information, insider trading, employee relations and accounting complaints.
Director Compensation
The Company’s directors do not currently receive any cash compensation for their service as members of the board of directors.
It is anticipated that now that an acquisition of an operating business has occurred, the current and newly elected non-employee, non-consultants, and non-material shareholder directors will receive varying levels of compensation for their services as directors based on their eligibility to be members of the Company’s audit and compensation committees. The Company anticipates determining director compensation in accordance with industry practice and standards.

Executive Compensation
     Summary of Cash and Certain Other Compensation. The table below sets forth for each of the last three fiscal years the total compensation for services rendered to us by the two Chief Executive Officers who served in such capacity during 2004. Additionally, the table below also includes the Chief Executive Officer and two other most highly compensated executive officers of ProLink, during such time as ProLink was a privately held company. We refer to these persons as named executive officers. The amounts shown include both amounts paid and amounts deferred:

		Annual Compensation
	Fiscal Year Ended			All Other
Name and Principal Position	(December 31)	Salary ($)	Bonus ($)	Compensation ($)
Irwin Gross (1)	2004	—	—	—
Chief Executive Officer	2003	—	—	—
	2002	—	—	—
David Rector (2)	2004	—	—	—
Chief Executive Officer	2003	—	—	—
	2002	—	—	12,231
Lawrence D. Bain* (3)	2004	$174,326	—	—
Chief Executive Officer	2003	—	—	—
	2002	—	—	—
Charles Sherman* (4)	2004	$170,000	—	—
Chief Operating Officer	2003	—	—	—
	2002	—	—	—
Danny Lam* (5)	2004	—	—	—
President – Finance	2003	—	—	—
	2002	—	—	—

*	The amounts indicated for these persons were paid by ProLink while it was a privately held company prior to its acquisition by the Company.

(1)	Mr. Gross was a member of the Board of Directors since 2004 until his resignation on November 18, 2005. From April 2004 until December 2004 he was the Company’s Chief Executive Officer and Chief Financial Officer.

(2)	Mr. Rector was the Company’s Chief Executive Officer until April 2004. During the fiscal year ended December 31, 2002 the Company issued an aggregate of 12,230,351 shares of restricted common stock to Mr. Rector. Such restricted common stock was valued at $0.001 per share, or $12,231 on an aggregate basis. 10,000,000 of those shares were subject to the 46 to 1 reverse stock split which occurred on October 8, 2002, which reduced the number of such shares to 271,392.

(3)	Mr. Bain was named Chief Executive Officer in connection with the acquisition of Prolink. Mr. Bain served in the same capacity with ProLink since January 1, 2005. The amounts reflected in salary for 2004 reflect consulting fees paid to True North Advisors, LLC for Mr. Bain’s services prior to him being hired as ProLink’s CEO. For fiscal 2005 Mr. Bain’s annual salary is $175,000. In January 2005, he was also paid a $50,000 bonus.

(4)	Mr. Sherman was named Chief Operating Officer in connection with the acquisition of ProLink. He has served in the same capacity with ProLink since April 2005. The amounts reflected in salary for 2004 reflect consulting fees paid to Mr. Sherman prior to that time. Mr. Sherman’s annual salary for 2005 is $210,000.

(5)	Mr. Lam joined ProLink in September 2005 when he was named President of ProLink Capital (ProLink’s trade name for its equipment financing activities). Mr. Lam’s annual salary for 2005 is $150,000.
         Employment Contracts and Termination of Employment and Change-In- Control Arrangements. The Company does not currently have any employment agreements or change of control agreements with any of its officers. However, Messrs. Bain and Sherman were promised employment contracts at the time of their hiring by ProLink prior to the acquisition. It is anticipated that the Company will enter into employment agreements with these individuals, and other key employees, in the near future. The Company’s commitment to Mr. Sherman is that his annual base salary following the acquisition is set at $250,000. Following the acquisition, Mr. Bain’s base salary is set at $325,000. If any such agreements are entered into, the Company will make the required public filings.

     Stock Option Plan. The Company’s 2000 Stock Plan is the only option plan. To date, 200,000 options have been issued under the Stock Plan, all of which have been cancelled and none of which were issued to the executive officers or directors identified above. The Company did not grant any stock options or stock appreciation rights to our executive officers or directors during the year ended December 31, 2004. On December 23, 2005, the Company’s Board of Directors adopted the 2005 Employee, Director Consultant Stock Option Plan pursuant to which the Company may issue options, restricted stock and stock appreciation rights. The 2005 option plan has 10 million shares reserved for issuance. Of this amount, options to purchase 4,980,638 shares of the Company’s common stock, with an exercise price of $0.08 per share, were issued in connection with the acquisition of ProLink by the Company, as the Company assumed the outstanding options of ProLink in such amount.
Certain Relationships and Related Transactions.
     On September 29, 2004, the Company signed a Management Agreement, as amended, with Trinad Capital, LP pursuant to which Trinad agreed to provide the Company with management services (the “Management Services”), including without limitation the identification, negotiation, structuring and closing of a merger transaction with a suitable target company. As consideration for such Management Services the Company shall pay Trinad a monthly management fee of $30,000. This agreement commenced on April 1, 2004. Trinad and its affiliates collectively own approximately 35% of the Company’s issued and outstanding Common Stock. This agreement was amended and restated in April 2005 to provide for services to assist the Company with the identification of an acquisition or merger candidate. The term of amended agreement was the lesser of 24 months or the closing of an acquisition of an operating company. The fee for these consulting services was $150,000, payable as follows: (1) $50,000 on execution of the amended agreement; (2) $50,000 on a letter of intent for an acquisition of an operating company; and (3) $50,000 upon closing of such acquisition. As a result of the acquisition of ProLink, this agreement was terminated.
     At the time of the acquisition, other than as described in (i) and (ii) below, there were no material relationships between the Company or any of its affiliates, any director or officer of the Company, or any associate of such director or officer, on the one hand, and ProLink or the members of ProLink, on the other. The following relationships exist: (i) Trinad Capital Master Fund, Ltd., or its affiliates, (“Trinad”), a stockholder of the Company and a member of Prolink, loaned money to ProLink on several occasions since September 2004, in the aggregate amount of approximately $1.47 million, which includes interest (the controlling persons of Trinad are Robert Ellin and Jay Wolf, who are also directors and the former officers of the Company); and (ii) of the $1.47 million, approximately $820,000 will be converted to common shares at closing leaving approximately $650,000 of notes outstanding which continue to accrue interest. In the aggregate Trinad will receive 2,766,520 shares of common stock of the Company at closing. In addition, the repayment date of the balance of $650,000, plus the accruing interest of the indebtedness that was not converted was extended to the earlier of January 30, 2007 and the date that the Company completes a financing that results in gross proceeds to the Company of not less than $2.0 million.
     As disclosed in the Company’s prior public filings, Trinad was the holder of 100,000 shares of Series B Convertible Preferred Stock of the Company, which shares were redeemed at the closing of the transaction. At the closing of the transaction, Trinad irrevocably elected, pursuant to Section 5(c) of the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of the Company, to exercise its right to treat the Company’s transaction with ProLink as a liquidation, dissolution or winding up of the Company and to receive the cash payment with respect to such Series B Preferred Stock in the amount of $1,000,000, which amount was paid simultaneously with the closing of the transaction.

     ProLink currently has two agreements with FOC Financial LP. FOC is controlled by Steven Fisher, a director of ProLink prior to the acquisition by the Company and Mr. Fisher is also a current director of the Company as a result of the acquisition. FOC was also a member of ProLink prior to the acquisition. Both agreements were assumed by the Company as a result of the acquisition. One agreement is a factoring line of credit, whereby FOC factors certain sales transactions by advancing funds in exchange for an assignment of the related receivable. It is anticipated that in connection with the closing, this agreement will be terminated. The second agreement is a Management Agreement, dated January 23, 2004, as amended, by and between ProLink and FOC Financial Limited Partnership whereby ProLink provides billing and collection services of certain golf courses that have been financed by FOC. No fees or amounts are paid by either party under this agreement.
Description of Securities.
     Common Stock. The only security of the Company outstanding is its Common Stock, par value $.0001 per share. The Company is authorized to issue up to 200,000,000 shares of Common Stock, par value $.0001 per share, of which 30,801,532 shares are outstanding on the date hereof (less the 483,750 shares of common stock that are anticipated to be issued in the first quarter of 2006 for the remaining approximate 2.0% membership interest of ProLink). Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution, or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid, and nonassessable.
     Preferred Stock. Under the Company’s Certificate of Incorporation, as amended, the Board of Directors of the Company is authorized to designate, and cause the Company to issue, up to ten million (10,000,000) shares of preferred stock of any class or series, having such rights, preferences, powers and limitations as the Board of Directors shall determine. There are currently no shares of preferred stock outstanding.

Market For Common Equity and Related Stockholder Matters.
     Market Information. The Company’s common stock is currently listed on the OTC Bulletin Board under the trading symbol “AGMN.” We first listed the common stock on the OTC Bulletin Board in October 1998. The following table sets forth the high and low bid prices of the common stock as reported on the OTC Bulletin Board for each calendar quarter commencing in January 2003 through December 31, 2004. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	Common Stock
	2003		2004		2005
	High Bid	Low Bid	High Bid	Low Bid	High Bid	Low Bid
First quarter	$0.10	$0.05	$5.00	$0.60	$6.00	$1.55
Second Quarter	$0.08	$0.07	$6.00	$2.00	$5.00	$1.25
Third Quarter	$1.01	$0.07	$9.75	$2.74	$1.75	$0.80
Fourth Quarter (through December 22, 2005)	$1.50	$0.51	$6.50	$3.50	$2.10	$0.95
     As of December 22, 2005, the high and low bid prices per share of common stock as reported by the Over the Counter Bulletin Board under the symbol “AGMN” were $1.75 and $1.60, respectively, and there were approximately 89 holders of record of the common stock.
     We have not paid any cash dividends on the common stock since inception, nor does the Company intend to do so in the foreseeable future. Under the General Corporation Law of the State of Delaware, the Company may only pay dividends out of capital and surplus, or out of certain delineated retained earnings, all as defined in the Delaware General Corporation Law. There can be no assurance that the Company will have such funds legally available for the payment of dividends in the event that it should decide to do so.

     Equity Compensation Plan Information. The Company’s 2000 Stock Plan was the only equity compensation plan outstanding as of December 31, 2004. At December 31, 2004, certain options were outstanding under the Stock Plan, all of which have been cancelled subsequent to that date and none of which were issued to the executive officers or directors identified herein. The Company did not grant any stock options or stock appreciation rights to our executive officers or directors during the year ended December 31, 2004. The following table provides information about shares of our common stock that may be issued upon the exercise of options and warrants under all of our existing compensation plans as of December 31, 2004.

			Number of Securities
			Remaining For Future
	Number of Securities		Issuance Under Equity
	To Be Issued Upon	Weighted-Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
	Outstanding Options,	Outstanding Options,	Reflected in
	Warrants and Rights	Warrants, and Rights	Column (A))
Equity compensation plans approved by security holders	—	N/A	805,339
Equity compensation plans not approved by security holders	402,172	1.67	N/A
Total	—	N/A	805,339
     The Company’s 2000 Stock Plan, hereinafter referred to as the Plan, is intended to advance the Company’s interests by inducing persons of outstanding ability and potential to join, remain with, or provide consulting or advisory services to the Company by encouraging and enabling eligible employees, non-employee directors, consultants and advisors to acquire proprietary interests in the Company, and by providing the participating employees, non-employee directors, consultants and advisors with an additional incentive to promote the success of the Company. The Plan is presently administered by the Board of Directors but may subsequently be administered by a committee designated by the Board of Directors.
     The amounts identified above for equity compensation plans not approved by security holders include (i) warrants issued on September 28, 2004 to a director and consultants to purchase 400,000 shares of common stock at an exercise price of $1 per share, 100,000 expired in September 2005 and the remaining 300,000 will expire on September 30, 2007 and (ii) warrants to purchase an aggregate of 2,172 shares of common stock, exercisable at $126.50 per share, that expire on July 20, 2007. The amount does not include warrants to purchase in the aggregate 500,000 shares of common stock that were issued on October 31, 2005 to eight individuals in exchange for services previously rendered by both employees and consultants to the Company. These warrants have an exercise price of $1.00 and expire on October 31, 2007. The amount also does not include warrants to purchase 1,336,468 shares of common stock, having an exercise price of $1.22, that expire on January 19, 2010 that were issued in connection with the closing of the acquisition of ProLink when the Company assumed the equivalent outstanding warrants of ProLink.

Legal Proceedings.
     The following descriptions of legal proceedings are those that are pending against or involve ProLink, from when it was a privately held company. As a result of the acquisition of ProLink by the Company, these legal proceedings are now those of the Company as a result of ProLink being a wholly-owned subsidiary of the Company and the only operating business of the Company.
     On May 20, 2004, ParView, Inc., a founding member of ProLink, filed a complaint against ProLink and others in the Twelfth Judicial Circuit Court, Sarasota County, State of Florida. The complaint alleged that the president of ProLink, as an agent of ProLink, violated certain agreements that exist between the parties and he, and others, made false representations to ParView. The complaint seeks to rescind all agreements among the parties and return the parties to the status quo they had before the creation of ProLink, and seeks other cures and remedies. The agreements provided for arbitration between the parties and a preliminary hearing was held on July 29, 2004 at which injunctive relief was ordered in favor of ProLink, enjoining ParView from speaking with ProLink’s customers, landlords, vendors, suppliers and other similarly situated persons until further notice. On August 12, 2004, ParView filed for bankruptcy protection and the arbitration proceeding is being held in abeyance pending the outcome of the bankruptcy proceeding. ProLink believes that it has other defenses against the allegations and that its claims against ParView are in excess of $2,000,000. In August, 2005 the Court converted the ParView bankruptcy filing from Chapter 11 to Chapter 7 liquidation.
     ProLink is a defendant in an action brought by Advantage Enterprises, Inc. The action arises out of a non-residential real property lease between ParView, Inc. and the predecessor of Advantage Enterprises, Inc. On October 21, 2005 the court granted ProLink’s motion to dismiss but granted Advantage leave to amend. Total damages in the initial complaint were approximately $99,772 exclusive of interest, costs and fees.
     In November 2005, a suit was filed against ProLink in the Patents County Court in the UK by GPS Industries, Inc. (GPSI), a competing company, claiming infringement of certain international patents owned or controlled by GPSI on systems sold in the United Kingdom. Prolink does not believe that it infringes on any patents in domestic or international markets and it intends to vigorously defend itself and seek recovery of litigation costs from GPSI.
     The Company is not currently able to estimate the impact resulting from the ultimate outcome of any of the above matters. The Company is involved in other disputes arising in the ordinary course of business. Such disputes taken in the aggregate are not expected to have a material adverse impact on the Company.
Changes in and Disagreements with Accountants.
     There have been no disagreements with Hein & Associates LLP, the auditors for ProLink, or Most & Company, LLC, the auditors for the Company.
Recent Sales of Unregistered Securities.
     In the last three years, the Company has consummated the following equity transactions, each exempt from the registration requirements under Section 4(2) and Regulation D of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder:

     December 2005 Acquisition of ProLink. On December 23, 2005, the Company issued an aggregate of 20,408,170 fully paid and non-assessable shares of its common stock, par value $0.0001 per share, in exchange for all of the membership interests in ProLink. The 20,408,170 amount includes 483,750 shares of common stock that are anticipated to be issued in the first quarter of 2006 for the remaining approximately 2.0% membership interest of ProLink. In addition, options to purchase 4,980,638 shares of common stock, having an exercise price of $0.08 per share, were issued to members of management of ProLink in connection with the assumption by the Company of the then outstanding ProLink options. Furthermore, certain warrants issued by ProLink, were exchanged for warrants to purchase up to 1,336,468 shares of the Company’s common stock, having an exercise price of $1.22 per share.
     Prior to the acquisition, ProLink sold membership interests and derivative securities convertible into membership interests, however, in connection with the acquisition, substantially all (approximately 98.0%) of the membership interests of ProLink are now held by the Company and all other derivative securities have been cancelled or converted. It is anticipated that the balance of the membership interests not assigned to the Company, will be transferred to the Company during the first quarter of 2006.
     October 2005 Warrant Issuance. On October 31, 2005, the Company issued warrants to purchase, in the aggregate, 500,000 shares of common stock that were issued on October 31, 2005 to eight individuals in exchange for services previously rendered by both the individuals as employees or consultants to the Company. These warrants have an exercise price of $1.00 and expire on October 31, 2007.
     March 2005 Private Placement. On March 15, 2005, the Company sold 726,668 shares of common stock to accredited investors at a purchase price of $1.50 per share.
     April 2004 Private Placement. On April 29, 2004, the Company sold 5,500,000 shares of common stock to accredited investors at a purchase price of $1.00 per share.
     July 2002 Private Placements. On July 22, 2002, the Company issued 10,000,000 shares of restricted common stock to David Rector, an accredited investor, in consideration for his serving as our sole officer and director at the time. On July 16, 2002, the Company sold 10,000 shares of our Series A Preferred Stock to accredited investors at a purchase price of $20 per share.
Indemnification of Directors and Officers.
     The Company’s Certificate of Incorporation, as amended, and By-laws contain provisions eliminating the personal liability of a director to the Company and its stockholders for certain breaches of his or her fiduciary duty of care as a director. This provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Delaware statutory provisions making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Company protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for the Company. As a result of this provision, the ability of the Company or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Certificate of Incorporation, as amended, and By-Laws provide mandatory indemnification rights, subject to limited exceptions, to any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Such indemnification rights include reimbursement for expenses incurred by such person in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.
Item 5.01 Changes in Control of Registrant.
     The information contained in Item 2.01 above is incorporated herein by reference.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (b) On December 23, 2005, in connection with the acquisition of ProLink and the appointment of Messrs. Bain, Sullivan and Sherman as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer, respectively, as described below, Robert Ellin stepped down as the registrant’s President and Chief Financial Officer and Jay Wolf stepped down as the registrant’s secretary. Messrs. Ellin and Wolf continue to serve as members of the registrant’s Board of Directors.
     (c) In connection with the acquisition of ProLink, Lawrence Bain was appointed as Chief Executive Officer of the registrant on December 23, 2005. For a description of Mr. Bain’s prior experience, please see “Executive Officers” in Item 2.01 above.
     In addition, in connection with the acquisition of ProLink, Barry Sullivan was appointed as Chief Financial Officer of the registrant on December 23, 2005. For a description of Mr. Sullivan’s prior experience, please see “Executive Officers” in Item 2.01 above.
     Furthermore, in connection with the acquisition of ProLink, Charles “Chuck” Sherman was appointed as Chief Operating Officer of the registrant on December 23, 2005. For a description of Mr. Sherman’s prior experience, please see “Executive Officers” in Item 2.01 above.
     (d) On December 23, 2005, William D. Fugazy, Jr., Steven Fisher and Lawrence Bain were appointed to the Board of Directors of the registrant by unanimous vote of the directors. These appointments resulted in increasing the size of the Company’s Board of Directors from three to six members. As the registrant does not have any committees of the Board, Messrs. Fugazy and Fisher were not appointed to any committees.
     There are no arrangements or understandings between Messrs. Fugazy and Fisher and any other person pursuant to which Messrs. Fugazy and Fisher were selected as a director. There are no transactions to which the registrant is a party and in which Messrs. Fugazy and Fisher had a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Messrs. Fugazy and Fisher have not previously held any positions with the registrant. Messrs. Fugazy and Fisher have no family relations with any directors or executive officers of the registrant.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On December 22, 2005, the Board of Directors of the registrant amended Article III, Section 1 of the registrant’s Bylaws to provide that the number of directors that shall constitute the entire Board of Directors shall be six. Previously, Article III, Section 1 of the registrant’s Bylaws provided that the number of directors that constituted the entire Board of Directors was four. A copy of the amendment to the Bylaws of the registrant is attached as Exhibit 3.1 to this report.
Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired.
Included in this filing are the following financial statements of ProLink Solutions, LLC:
(i)	Audited Consolidated Balance Sheets as of October 1, 2005 and December 31, 2004;

(ii)	Audited Consolidated Statement of Operations for the nine months ended October 1, 2005 and the twelve months ended December 31, 2004;

(iii)	Audited Statements of Members’ Deficit the nine months ended October 1, 2005;

(iv)	Audited Consolidated Statements of Cash Flows for the nine months ended October 1, 2005;

(v)	Notes to Audited Nine Month Financial Statements;

(vi)	Report of Independent Auditors;

(vii)	Audited Consolidated Balance Sheets as of December 31, 2004;

(viii)	Audited Consolidated Statement of Operations for the year ended December 31, 2004;

(ix)	Audited Consolidated Statement of Members’ Deficits for the year ended December 31, 2004;

(x)	Audited Consolidated Statement of Cash Flow for the years ended December 31, 2004; and

(xi)	Notes to the Audited Consolidated Financial Statements.
(b) Pro Forma Financial Information.
Included in this filing are the unaudited consolidated pro forma financial statements giving effect to the acquisition by the Company of ProLink. The unaudited condensed combining pro forma financial statements are presented for illustrative purposes only. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.
The unaudited condensed combining pro forma consolidated balance sheet combines the historical balance sheets of the Company and ProLink as of October 1, 2005, giving effect to the transaction described in the Contribution Agreement dated December 23, 2005 (the “Transaction”) as if it had occurred on October 1, 2005.

The unaudited condensed combining gpro forma consolidated statement of operations combine (i) the historical statements of operations of the Company and ProLink for the nine month period ended October 1, 2005, giving effect to the Transaction as if it had occurred on January 1, 2005.
The unaudited pro forma condensed consolidated financial statements described above should be read in conjunction with the historical financial statements of the Company and ProLink and the related notes thereto. The unaudited pro forma information is not necessarily indicative of the financial position or results of operations that may have actually occurred had the Transaction taken place on the dates noted, or the future financial position or operating results of the combined company.
(c) Exhibits.
     The following exhibit is furnished with this report:

Exhibit No.	Description

3.1	Amendment to the Company’s Bylaws

10.1	Contribution Agreement between Amalgamated Technologies, Inc. and ProLink Solutions, LLC, dated as of December 23, 2005.

10.2	Letter Agreement, by and between ProLink Solutions, LLC and FOC Financial Limited Partnership, dated May 6, 2005, Regarding $1,000,0000 Revolving Line of Credit.

10.3	Revolving Promissory Note, in the Maximum Principal Amount of $1,000,000, Made by ProLink Solutions, LLC in favor of FOC Financial Limited Partnership, dated May 6, 2005.

10.4	Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.5	Amendment 1 to Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.6	Amendment 2 to Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.7	Amendment 3 to Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.8	License Agreement, by and between ProLink/ParView, LLC and Optimal Golf Solutions, Inc., dated January 22, 2004.*

10.9	Exclusive Licensing and Distribution Agreement, by and between ProLink/ParView, LLC and Elumina Iberica SA, dated October 29, 2004.

10.10	Amended and Restated Sales and Marketing Agreement, by and between ProLink, Inc. and Textron Inc., dated April 2002.*

10.11	Offer Letter of Employment by ProLink Solutions, LLC, to Barry Sullivan, dated May 20, 2005.

10.12	Offer Letter of Employment by ProLink Solutions, LLC, to Danny Lam, dated August 22, 2005.

10.13	Offer Letter of Employment by ProLink Solutions, LLC, to Dave Gomez, dated September 6, 2005.

Exhibit No.	Description

10.14	Offer Letter of Employment by ProLink Solutions, LLC, to Chuck Sherman, dated April 1, 2005.

10.15	Amalgamated Technologies, Inc. 2005 Employee, Director and Consultant Stock Plan.

10.16	Form of Amalgamated Technologies, Inc. Non-Qualified Stock Option Agreement.

99.1	Historical Audited Financial Statements of ProLink

99.2	Unaudited Pro Forma Financial Statements

*	This document will be filed with an amendment to this Report on Form 8-K requesting confidential treatment.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2005	Amalgamated Technologies, Inc.

	By:	/s/ Lawrence D. Bain
	Name:	Lawrence D. Bain
	Title:	President and Chief Executive
Officer

Exhibit Index

Exhibit No.	Description

3.1	Amendment to the Company’s Bylaws

10.1	Contribution Agreement between Amalgamated Technologies, Inc. and ProLink Solutions, LLC, dated as of December 23, 2005.

10.2	Letter Agreement, by and between ProLink Solutions, LLC and FOC Financial Limited Partnership, dated May 6, 2005, Regarding $1,000,0000 Revolving Line of Credit.

10.3	Revolving Promissory Note, in the Maximum Principal Amount of $1,000,000, Made by ProLink Solutions, LLC in favor of FOC Financial Limited Partnership, dated May 6, 2005.

10.4	Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.5	Amendment 1 to Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.6	Amendment 2 to Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.7	Amendment 3 to Management Agreement, by and between ProLink/ParView, LLC and FOC Financial Limited Partnership, dated January 23, 2004.*

10.8	License Agreement, by and between ProLink/ParView, LLC and Optimal Golf Solutions, Inc., dated January 22, 2004.*

10.9	Exclusive Licensing and Distribution Agreement, by and between ProLink/ParView, LLC and Elumina Iberica SA, dated October 29, 2004.

10.10	Amended and Restated Sales and Marketing Agreement, by and between ProLink, Inc. and Textron Inc., dated April [•], 2002.*

10.11	Offer Letter of Employment by ProLink Solutions, LLC, to Barry Sullivan, dated May 20, 2005.

10.12	Offer Letter of Employment by ProLink Solutions, LLC, to Danny Lam, dated August 22, 2005.

10.13	Offer Letter of Employment by ProLink Solutions, LLC, to Dave Gomez, dated September 6, 2005.

10.14	Offer Letter of Employment by ProLink Solutions, LLC, to Chuck Sherman, dated April 1, 2005.

10.15	Amalgamated Technologies, Inc. 2005 Employee, Director and Consultant Stock Plan.

10.16	Form of Amalgamated Technologies, Inc. Non-Qualified Stock Option Agreement.

99.1	Historical Audited Financial Statements of ProLink

99.2	Unaudited Pro Forma Financial Statements

*	This document will be filed with an amendment to this Report on Form 8-K requesting confidential treatment.